Exhibit 99.1

HNI CORPORATION STOCK INCENTIVE PLAN
FOR LEGACY KIMBALL EMPLOYEES

1.     Purpose. The purpose of the HNI Corporation Stock Incentive Plan for Legacy Kimball Employees, formerly, the Kimball International, Inc. 2017 Stock Incentive Plan (the “Plan”) is to (a) align the personal interests of Plan Participants with the interests of the Company’s shareholders; (b) attract and retain the best available personnel for positions of responsibility with the Company; (c) provide incentive to key personnel to improve the Company’s operations and increase profits; and (d) thereby promote the Company’s long-term business success.  The Plan was previously sponsored by Kimball International, Inc. (“Kimball”) and, effective June 1, 2023 (the “Restatement Effective Date”) was assumed, and hereby is amended and restated, by the Company in connection with the closing on such date of the transactions entered into pursuant to that certain Agreement and Plan of Merger, dated as of March 7, 2023, by and between the Company, Kimball International, Inc. and Ozark Merger Sub, Inc. (the “Merger Agreement” and such transactions, the “Merger”).

2.       Definitions. In this Plan, the following definitions will apply.

(a)          “Affiliate” means any entity that is a member, along with the Company, of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).

(b)          “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)          “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or any Other Stock-Based Award.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or, in the absence of any such then-effective agreement or definition, means one or more of the following occurrences: (i) Participant’s willful and continued failure to perform substantially the duties or responsibilities of Participant’s position (other than by reason of Disability), or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Participant a written notice identifying such failure; (ii) Participant’s conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (iii) Participant’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company or any misconduct that involves moral turpitude; or (iv) Participant’s failure to uphold a fiduciary duty to the Company or its shareholders.

(f)          “Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of the Company through a merger, consolidation, or share exchange; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in the Company possessing 35 percent or more of the total voting power of all ownership interests in the Company; (iii) the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a Group, of all or substantially all of the total gross fair market value of the assets of the Company; (iv) individuals who are Continuing Directors ceasing for any reason to constitute a majority of the members of the Board; or (v) for only those Participants employed by a Relevant Company, the sale of (A) all of the shares of such Relevant Company or all of the shares of an Affiliate that has Majority Ownership of such Relevant Company, or (B) the sale of all or substantially all of the total gross fair market value of the assets of such Relevant Company, in each case to any one person or more than one person acting as a Group, other than the Company or an Affiliate, and only if such Participant ceases to be an Employee after such sale. For purposes of this definition: “Relevant Company” means any Affiliate that directly employs the Participant; “Excluded Transaction” means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company or a Relevant Company within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations; “Majority Ownership” of an entity means ownership interests representing more than fifty percent (50%) of the total voting power of all ownership interests in the entity; “Group” has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.

(g)        “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)          “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange, or (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i)          “Company” means HNI Corporation, an Iowa corporation, or any successor thereto.

(j)          “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k)          “Continuous Service” means, in the case of an Employee, the absence of any interruption or termination in the provision of service by an Employee of the Company or an Affiliate; and in the case of a Participant who is not an Employee, the absence of any interruption or termination of the service relationship between the Participant and the Company or an Affiliate. Continuous Service will not be considered interrupted in the case of (i) sick leave, military leave or any other leave of absence approved by the Company; (ii) transfer between the Company and an Affiliate or any successor to the Company; or (iii) any change in status so long as the individual remains in the Continuous Service of the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Continuous Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate.

(l)          “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)        “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(n)          “Employee” means an employee of the Company or an Affiliate.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)          “Fair Market Value” means the fair market value of a Share determined as follows:

(i)          If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)          If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the mean between the last reported “bid” and “asked” prices of one Share, as reported by an over-the-counter market or by any other customary financial reporting service or system then in use, for the market trading day on the date of determination (or if there were no “bid” or “asked” prices reported on that date, on the last trading day on which “bid” and “asked” prices were reported). If no such reported prices are available, then Fair Market Value will be determined by the Committee, consistent with the standards for determining fair market value under Code Section 409A and its interpretive regulations.

(q)         “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)         “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)         “Non-Employee Director” means a member of the Board who is not an Employee.

(t)        “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(u)         “Other Stock-Based Award” means an Award described in Section 11.

(v)         “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(w)        “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(x)         “Performance-Based Compensation” means an Award granted under the Plan that is subject to the attainment of performance goals, as described in Section 6(f) and Section 16.

(y)         “Plan” means this Plan, as amended and in effect from time to time.

(z)         “Prior Plan” means the Kimball International, Inc. 2017 Stock Incentive Plan – i.e., this Plan as in effect prior to the Restatement Effective Date.

(aa)        “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb)        “Retirement” means any termination of a Participant’s Continuous Service, other than for Cause, occurring at or after the Participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the Participant has reached the age of 55 and has a combination of age plus years of Continuous Service equal to or greater than 75.

(cc)        “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate; provided, however, that Service Provider shall not include any such person who was employed, immediately prior to the Effective Time (as defined in the Merger Agreement), by the Company or any of its pre-Effective Time subsidiaries..

(dd)        “Share” means a share of Stock.

(ee)         “Stock” means the common stock, $1.00 par value per Share, of the Company.

(ff)         “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)      “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)       “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)          “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

3.        Administration of the Plan.

(a)          Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)          Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(i)          determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, procedures, restrictions and other provisions of Awards, and the way Awards are paid or settled;

(ii)         cancelling or suspending an Award, accelerating the vesting of an Award due to death, Disability or a Change in Control, extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(iii)        adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, establishing procedures for the administration of the Plan and making all other determinations necessary or desirable for the administration of the Plan;

(iv)        granting Substitute Awards under the Plan; and

(v)         taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c)         Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)         Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)          Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)         Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.       Shares Available Under the Plan.

(a)         Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,100,778, representing the number of shares remaining available for future grants under the Prior Plan, and the number of shares subject to outstanding awards under the Prior Plan, on the Restatement Effective Date (as adjusted to reflect the Merger). Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i)           Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be earned or received.

(ii)          Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(iii)          Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any fiscal year.

(iv)          Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any fiscal year.

(b)         Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished, with such increase based on the same number of Shares by which the applicable share reserve was decreased upon the grant of the applicable Award. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)         Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)        No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)          Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any fiscal year to any one Participant other than a Non-Employee Director shall not exceed 23,429 Shares (subject to adjustment as provided in Section 12(a)).

(f)          Individual Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any one Participant during any fiscal year shall not exceed 70,286 Shares (subject to adjustment as provided in Section 12(a); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any fiscal year shall not exceed $3,000,000.

(g)         Limits on Awards to Non-Employee Directors. With respect to a Non-Employee Director’s Continuous Service, the aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any fiscal year to such individual, when combined with retainers or fees payable in cash, shall not exceed $500,000.

5.       Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.   For the avoidance of doubt, no Award may be granted to any person who was employed, immediately prior to the Effective Time, by the Company or any of its pre-Effective Time subsidiaries.

6.        General Terms of Awards.

(a)       Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within 30 days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)        Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c)         Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Continuous Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)          Termination of Continuous Service.

(i)          Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12, if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Option and SAR Awards (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(A)          Upon termination of Continuous Service for any reason other than death, Disability or Retirement, all unexercised Option and SAR Awards shall be immediately forfeited without consideration.

(B)          Upon termination of Continuous Service by reason of the Participant’s death or Disability, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall be immediately forfeited without consideration, and the currently vested and exercisable portions of such Option and SAR Awards may be exercised by the Participant or the Participant’s beneficiary, as the case may be, for a period of one year after the date of such termination, and in no event after the expiration date of the Option or SAR Award.

(C)          Upon termination of Continuous Service by reason of the Participant’s Retirement, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall immediately vest in full and become exercisable, and such Option and SAR Awards may be exercised by the Participant for a period of two years after the date of such termination, and in no event after the expiration date of the Option or SAR Award.

(ii)          Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 and Section 17(g), if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Full Value Awards:

(A)          Upon termination of Continuous Service by reason of death, Disability or Retirement,

(1)          all unvested portions of any outstanding Full Value Awards subject to only time-based vesting conditions shall vest in full immediately upon such termination; and

(2)          for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

(B)               Upon termination of Continuous Service for any reason other than death, Disability or Retirement, all unvested portions of any outstanding Full Value Awards shall be immediately forfeited without consideration.

(e)          Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(f)          Performance-Based Awards. Any Award may be granted as Performance-Based Compensation if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any Performance-Based Compensation shall additionally be subject to the requirements of Section 16.

(g)          Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

7.        Stock Option Awards.

(a)        Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)          Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)        Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)          Incentive Stock Options.

(i)            An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (A) it is so designated in the applicable Agreement and (B) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 50,000, subject to adjustment as provided in Section 12(a).

(ii)         No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (A) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (B) such Award will expire no later than five years after its Grant Date.

(iii)        For purposes of Continuous Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(iv)           If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(v)           The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

(e)         Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Continuous Service exercise period as set forth in Section 6(d) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.       Stock Appreciation Right Awards.

(a)         Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)          Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.        Restricted Stock Awards.

(a)        Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors, including the achievement of specified performance goals, and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Continuous Service must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)         Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.      Stock Unit Awards.

(a)          Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Continuous Service must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)         Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11     Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.     Changes in Capitalization, Corporate Transactions, Change in Control.

(a)         Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board (“FASB”) ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

(b)        Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(i)           Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(iv) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (A) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii)          Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(ii) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at the target level of performance is prorated to reflect the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(iii)         Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the Participants as provided in this Section 12(b)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (B) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(ii). Payment of any amount under this Section 12(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(iv)         Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(i), and if within six months after the Corporate Transaction a Participant experiences an involuntary termination of Continuous Service for reasons other than Cause, then (A) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of Continuous Service, and (B) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(ii), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)         Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)         Parachute Payment Limitation. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G, and would, but for this Section 12(e) be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

13.     Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to Continuous Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Continuous Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.     Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (a) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (b) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.      Effective Date, Duration, Amendment and Termination of the Plan.

(a)          Effective Date. The Prior Plan initially became effective on October 31, 2017, the date it was approved by Kimball’s shareholders, which shall be considered the date of the Plan’s adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i).  The Prior Plan was amended to increase the number of Shares available for issuance under the Prior Plan on October 26, 2021, the date such increase was approved by Kimball’s shareholders.  The Plan, as amended and restated herein, is effective as of the Restatement Effective Date.

(b)         Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)          Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)         Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.      Performance-Based Compensation.

(a)          Awards. If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. The Committee shall also have the authority to provide, in an Agreement or otherwise, for modification of a performance period and/or adjustments or waivers of the performance that measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance as determined by the Committee.

(b)          Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized may be based on one or more individual performance measures or business criteria, including, but not limited to: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue or sales, on a net or gross basis, or sales mix or diversity; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on capital, return on invested capital and return on revenue, each of which may exclude cash, cash equivalents, marketable securities, short-term or long-term debt) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating, pre-tax earnings and net earnings margins); (xi) stock price; (xii) total shareholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects; (xxvi) economic profit; (xxvii) pre-tax income; (xxviii) distribution channels, including quantity, mix or diversity; (xxix) customer bookings or orders; and (xxx) delivery timing and damage claims. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, as a percent of sales, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, subsidiary, division, business unit, operational unit or individual performance.

17.      Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)          Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)         Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies as they exist from time to time, including but not limited to, those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)          Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)         Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)          Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)         Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.
Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(A)          If any amount is payable under such Award upon a termination of Continuous Service, a termination of Continuous Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(B)          If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (1) the date that is six months after the Participant’s separation from service or (2) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) have any liability to any Participant for any such tax liabilities.

(h)          Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)           Forfeiture and Compensation Recovery.

(i)           The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include but are not limited to termination of Continuous Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(ii)          Awards and any compensation associated therewith shall be subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and the implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.